Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DOR BIOPHARMA, INC.

It is hereby certified that:

1.           The name of the corporation is DOR BioPharma, Inc. (the “Corporation”).

2.           The Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended by striking out Article I thereof, and by substituting in lieu thereof, the following new Article I:

“ARTICLE I

The name of the corporation is Soligenix, Inc. (the “Corporation”).”

3.           The Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on September 28, 2009.

Name:	/s/ Christopher J. Schaber
Title:	President and CEO